Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129

KAYDON CORPORATION REPORTS INCREASED
FIRST QUARTER 2005 RESULTS

Ann Arbor, Michigan – April 27, 2005

     Kaydon Corporation (NYSE:KDN) today announced its financial results for the first quarter ended April 2, 2005. Sales were up 13.4 percent, order entry increased 26.5 percent, and quarter-end backlog increased 36.3 percent compared to the first quarter of 2004. First quarter net income rose 11.0 percent to $9.9 million in 2005 from $8.9 million in 2004, reflecting increased material and health care costs, amortization expense and integration costs related to recent acquisitions, continuing Sarbanes-Oxley compliance costs, and costs associated with ongoing new acquisition initiatives. First quarter 2005 diluted earnings per share were $.33, versus $.30 in the comparable period last year.

First Quarter 2005 Highlights

•	Aided by the January acquisition of Purafil Inc., sales increased 13.4 percent to $94.5 million, on strengthened demand across most product lines.

•	Order entry increased 26.5 percent to $116.4 million, reflecting continued strength in the manufacturing economy.

•	Quarter-end backlog increased 36.3 percent to $143.9 million.

•	Net income increased 11.0 percent to $9.9 million.

•	Diluted earnings per share increased 10.0 percent to $.33.

•	EBITDA, a non-GAAP measure, increased 6.7 percent to $20.5 million, equal to 21.7 percent of sales, and covered interest expense by 8.5 times. EBITDA for the last twelve months ended April 2, 2005 totaled $81.5 million, equal to 23.6 percent of sales, and also covered interest expense by 8.5 times.

•	Cash and cash equivalents equaled $234.5 million at the end of the first quarter.

     Sales during the first quarter of 2005 were $94.5 million, an increase of 13.4 percent as compared to $83.3 million in 2004’s first quarter. The improvement was the result of sales increases across most of the Company’s product lines, including specialty bearings, as well as linear deceleration and slip-ring products, and was aided by sales from Purafil Inc. (“Purafil”), acquired January 7, 2005. These increases were partially offset by the effects of a previously disclosed work stoppage at the Company’s Baltimore, Maryland facility, which was settled on January 22, 2005, and a decrease in demand for certain filtration products utilized in military applications. Purafil’s sales are seasonally slowest during the first quarter as installation of new outdoor air filtration systems and the replacement of filtration media in existing outdoor systems at water and wastewater treatment facilities is inhibited by the colder weather.

     Gross profit equaled $35.6 million or 37.7 percent of sales for the first quarter of 2005 as compared to $31.8 million or 38.1 percent of sales for the first quarter of 2004. First quarter 2005 gross profit was negatively affected by several items, including higher material costs, moderately higher health care costs, ramp up costs of new programs in the specialty bearings business, and integration and other acquisition related costs associated with the Company’s recently completed acquisitions.

     Selling, general, and administrative (“SG&A”) expenses, equaled $19.5 million or 20.6 percent of sales during the first quarter of 2005 as compared to $16.2 million or 19.5 percent of sales during the first quarter of 2004. First quarter 2005 SG&A expenses include Purafil, which has a higher SG&A component than existing Kaydon companies because of its extensive marketing, engineering and distribution activities. Included in first quarter SG&A expenses were additional amortization costs associated with the allocation of a portion of the purchase price to Purafil’s intangible assets. First quarter 2005 SG&A expenses were also affected by approximately $1.0 million of costs associated with Sarbanes-Oxley compliance, ongoing acquisition initiatives, and moderately higher health care costs.

     Operating income equaled $16.1 million in the first quarter of 2005, as compared to $15.6 million in the first quarter of 2004.

     Primarily due to reduced taxes on foreign earnings and remittances, and additional deductions available for the first time under the American Jobs Creation Act of 2004, the effective tax rate during the first quarter of 2005 was 35.2 percent, compared with 36.0 percent for the first quarter of 2004.

     Net income for the first quarter 2005 was $9.9 million or $.33 per common share on a diluted basis, based on 34.8 million common shares outstanding. During the first quarter 2004 Kaydon generated net income of $8.9 million or $.30 per common share on a diluted basis, based on 34.8 million common shares outstanding. As previously disclosed, first quarter 2004 diluted earnings per share, previously reported as $.32, have been restated in accordance with the final consensus of the Emerging Issues Task Force on EITF 04-8.

     Reflecting increased orders for specialty bearings including new program introductions, continued strength in the manufacturing economy, and aided by the acquisition of Purafil, order entry during the first quarter of 2005 equaled $116.4 million, an increase of 24.1 percent compared to the fourth quarter of 2004, and of 26.5 percent compared to the first quarter of 2004. Backlog equaled $143.9 million at the end of the first quarter 2005, a 36.3 percent increase compared to a backlog of $105.6 million at the end of the first quarter 2004.

     Net cash flow from operating activities during the first quarter 2005 equaled $7.3 million, compared to first quarter 2004 cash flow from operations of $18.6 million, which included the positive impact of a legal settlement of $2.5 million, as increased net income in the first quarter of 2005 was more than offset by increased working capital levels resulting from higher sales and order activity. During the first quarter 2005, the Company acquired Purafil for $42.7 million, paid common stock dividends of $3.4 million, repurchased a total of 117,271 shares of Company common stock for $3.6 million, and invested $2.5 million in net capital expenditures. The Company’s cash and cash equivalents equaled $234.5 million at April 2, 2005.

     Depreciation and amortization equaled $4.4 million during the first quarter of 2005, compared to $3.6 million during the comparable period last year.

     EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $20.5 million during the first quarter 2005 as compared to $19.2 million during the first quarter 2004, and covered first quarter interest expense by 8.5 times. For the twelve months ended April 2, 2005, EBITDA totaled $81.5 million, and also covered interest expense by 8.5 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.

Segment Discussion

     During the first quarter of 2005, sales of the Friction and Motion Control Products segment increased $5.9 million or 15.2 percent, to $44.8 million, when compared with first quarter 2004. Operating income increased 18.0 percent, to $10.6 million. This segment was positively affected by increased demand for specialty bearings utilized in defense, machinery and heavy equipment markets, including the wind power market, and for split roller bearings used globally in various industrial markets. The growth of first quarter operating income was reduced by higher material costs and by additional start up costs associated with new program introductions for military and wind power applications. The Company anticipates operating efficiencies and production costs associated with these new programs to improve during the year.

     Including a small product line acquisition completed in the third quarter of 2004, first quarter 2005 sales of the Velocity Control Products segment increased $1.1 million or 8.4 percent, to $14.7 million, when compared with first quarter 2004. Operating income decreased $0.5 million in the first quarter of 2005 to $3.4 million, due to higher material costs and costs associated with the physical integration of a product line acquisition into existing facilities, which will be completed during the second quarter.

     As a result of the work stoppage at the Baltimore, Maryland facility, which began on December 5, 2004, and ended on January 22, 2005, first quarter sales of the Sealing

Products segment decreased 9.6 percent, to $8.7 million, and operating income decreased $0.2 million, or 16.0 percent, to $1.2 million, when compared with 2004.

     During the first quarter of 2005, sales of the Power and Data Transmission Products segment increased $1.3 million or 14.6 percent, to $9.9 million, when compared with first quarter 2004. This segment was positively affected by increased demand for traditional rotary and electronic products. Aided by the increase in sales, operating income equaled $0.5 million during the first quarter of 2005 as compared to an operating loss of $(0.4) million during the first quarter of 2004, which included certain inventory related write-offs.

     Sales of the Company’s remaining businesses equaled $16.4 million during the first quarter of 2005 an increase from first quarter 2004 of $3.7 million or 29.8 percent. Purafil sales and higher prices on sales of metal alloys caused by the pass through of higher raw material prices, were partially offset by decreases in sales of metal forming equipment, due primarily to customer-initiated delays of shipments of firm orders into the second quarter of this year, and of certain filtration products, primarily due to a decrease in government military spending for these items compared with the first quarter of 2004. Operating income for these businesses totaled $1.0 million in the first quarter of 2005 compared to $1.6 million during the first quarter 2004, primarily as a result of the aforementioned lower sales of metal forming equipment and certain filtration products. As mentioned previously, the first quarter is seasonally the slowest quarter for Purafil because of the effect of colder weather.

     Information regarding the Company’s reportable segments for the first quarters of 2005 and 2004 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.

     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “We are pleased with the increased sales and orders we experienced during the first quarter of 2005. Our strong order intake during the quarter, and the resultant $143.9 million backlog we enjoyed at the end of the quarter are further evidence that we continue to benefit from a strong manufacturing economy, and position us well to continue to improve our financial results throughout the year. Certain issues that affected first quarter profitability, namely a work stoppage, initial costs related to recent acquisitions, and start up costs and operating inefficiencies related to new programs for military and wind power applications, have been addressed, and are expected to have less of an impact on subsequent quarters.”

     In commenting further, Mr. Campbell stated, “Kaydon’s balance sheet is highly liquid and, combined with other available financial resources, provides us an important resource to drive strategic growth and diversification, a high priority initiative. As we have said before, our business model works, our strategies are on target, and Kaydon people across the globe are committed to our continued operational excellence and growth.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a first quarter 2005 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-238-9007 and providing the following passcode number: 987654. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrszxdwlvdsrdw or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “1Q 2005 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Wednesday, May 4, 2005 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 5295874.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential,” “expects,” “projects” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	First Quarter Ended
	(unaudited)
	April 2,		April 3,
	2005		2004
Net sales	$94,482,000		$83,323,000
Cost of sales	58,881,000		51,549,000

Gross profit	35,601,000		31,774,000
Selling, general, and administrative expenses	19,464,000		16,211,000

Operating income	16,137,000		15,563,000
Interest income	1,527,000		766,000
Interest expense	(2,418,000)		(2,419,000)

Income before income taxes	15,246,000		13,910,000
Provision for income taxes	5,367,000		5,008,000

Net income	$9,879,000		$8,902,000

Weighted average common shares outstanding
Basic	27,885,000		27,901,000
Diluted	34,818,000		34,804,000

Earnings per share
Basic	$0.35		$0.32
Diluted	$0.33	(1)	$0.30	(1)

Dividends declared per share	$0.12		$0.12

(1)	Diluted earnings per common share calculations reflect the provisions of the final consensus of the Emerging Issues Task Force (EITF) on EITF 04-8, “The Effects of Contingently Convertible Instruments on Diluted Earnings per Share,” which states that the impact of contingently convertible instruments that are convertible into common stock upon the achievement of a specified market price of the issuer’s shares, such as the Company’s 4% Contingent Convertible Senior Subordinated Notes due 2023, should be included in diluted earnings per share computations regardless of whether or not the market price trigger has been met.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	April 2,	December 31,
	2005	2004
Assets:	(unaudited)
Cash and cash equivalents	$234,484,000	$278,586,000
Accounts receivable, net	55,508,000	48,786,000
Inventories, net	62,228,000	55,730,000
Other current assets	9,462,000	9,925,000

Total current assets	361,682,000	393,027,000

Plant and equipment, net	88,008,000	86,028,000

Goodwill, net	130,985,000	113,375,000
Other intangible assets, net	27,189,000	9,200,000
Other assets	15,916,000	17,494,000

Total assets	$623,780,000	$619,124,000

Liabilities and Shareholders’ Equity:
Accounts payable	$15,870,000	$17,735,000
Accrued expenses	29,664,000	25,961,000

Total current liabilities	45,534,000	43,696,000

Long-term debt	200,052,000	200,066,000
Long-term liabilities	66,246,000	66,681,000

Total long-term liabilities	266,298,000	266,747,000

Shareholders’ equity	311,948,000	308,681,000

Total liabilities and shareholders’ equity	$623,780,000	$619,124,000

Kaydon Corporation
Reconciliation of Non-GAAP Measures

     Free cash flow (non-GAAP)

	First Quarter Ended		LTM
	April 2,	April 3,	April 2,
	2005	2004	2005
Net cash from operating activities (GAAP)	$7,305,000	$18,567,000	$42,721,000
Capital expenditures	(2,509,000)	(2,265,000)	(12,609,000)

Free cash flow (non-GAAP)	$4,796,000	$16,302,000	$30,112,000

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

     Earnings before interest, taxes, depreciation and amortization - EBITDA (non-GAAP)

	First Quarter Ended		LTM
	April 2,	April 3,	April 2,
	2005	2004	2005
Net income (GAAP)	$9,879,000	$8,902,000	$39,335,000
Net interest expense	891,000	1,653,000	4,840,000
Income tax expense	5,367,000	5,008,000	21,936,000
Depreciation and amortization	4,365,000	3,644,000	15,385,000

Earnings before interest, taxes, depreciation and amortization - EBITDA (non-GAAP)	$20,502,000	$19,207,000	$81,496,000

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Reportable Segment Information
(Amounts in thousands)

	Quarter Ended
	April 2, 2005	April 3, 2004
Net sales

Friction and Motion Control Products
External customers	$44,670	$38,804
Intersegment	130	70

	44,800	38,874

Velocity Control Products	14,738	13,594

Sealing Products
External customers	8,690	9,603
Intersegment	(19)	(10)

	8,671	9,593

Power and Data Transmission Products
External customers	10,024	8,718
Intersegment	(104)	(60)

	9,920	8,658

Other
External customers	16,360	12,604
Intersegment	(7)	—

	16,353	12,604

Total consolidated net sales	$94,482	$83,323

	Quarter Ended
	April 2, 2005	April 3, 2004
Operating income (loss)
Friction and Motion Control Products	$10,609	$8,994
Velocity Control Products	3,441	3,958
Sealing Products	1,191	1,417
Power and Data Transmission Products	496	(359)
Other	1,038	1,570

Total segment operating income	16,775	15,580

State income tax provision included in segment operating income	495	274
Items not allocated to segment operating income	(1,133)	(291)
Interest expense	(2,418)	(2,419)
Interest income	1,527	766

Income from operations before income taxes	$15,246	$13,910